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                                                                    EXHIBIT 12.1

      THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY and SUBSIDIARIES
                COMPUTATION of RATIO of EARNINGS to FIXED CHARGES
                       (In Millions, Except Ratio Amounts)
                                   (Unaudited)

                                                     Nine Months Ended
                                                       September 30,
                                                  ---------------------

                                                    2001         2000
                                                  --------     --------
Earnings:

 Pre-tax income                                   $  1,103   $   1,335

  Add:
  Interest and fixed charges,
      excluding capitalized interest                   196         224

  Portion of rent under long-term
      operating leases representative
      of an interest factor                            144         130

  Distributed income of investees
      accounted for under the equity method              4          46

  Amortization of capitalized interest                   6           4

  Less:  Undistributed equity in earnings
             of investments accounted for
             under the equity method                    17          15
                                                  --------   ---------


  Total earnings available for fixed charges      $  1,436   $   1,724
                                                  ========   =========

Fixed charges:

  Interest and fixed charges                      $    206   $     232

  Portion of rent under long-term operating
    leases representative of an interest factor        144         130
                                                  --------   ---------

  Total fixed charges                             $    350   $     362
                                                  ========   =========

Ratio of earnings to fixed charges                    4.10x       4.76x



                                       E-2